[graphic]NewsLine

July 3, 2018
TO ALL MEMBERS:

BOARD OF DIRECTORS AUTHORIZES STOCK REPURCHASE

The Board of Directors (“Board”) of the Federal Home Loan Bank of Cincinnati (“FHLB”) has authorized a $300 million Redemption and Repurchase of Member Excess Stock. This repurchase is being undertaken for general capital management purposes and in accordance with Article VI.7 of the FHLB’s Capital Plan. The excess stock repurchase was based on Members’ capital stock balances as of the close of business July 2, 2018.

Please note that only the portion of a Member’s Excess Stock balance greater than its Protected Excess Stock amount is subject to the repurchase. While the FHLB used Members’ excess stock balances as of July 2, 2018 for purposes of determining the potential repurchase amount, the actual repurchase will not settle until the close of business on Monday, July 9, 2018. The proceeds from any repurchased capital stock ($100 par value) will be available to wire out of the Member’s FHLB demand deposit account on July 10, 2018.

For Members affected by the repurchase, an initial estimate of the repurchase amount will be available under the Capital Stock report section of our Members Only website (https://www.fhlbcin.com/our-members/). The report will be titled Repurchase Notice. Any increase in your Advance, Funds & Rate Commitment, or Mortgage Purchase Program activity between today and next Monday, July 9, 2018, may result in a lower amount of excess stock to be repurchased as compared to the initial estimate. For Members that do not have excess stock scheduled to be repurchased, the Repurchase Notice report will not be available.

If you have any questions regarding this NewsLine, please contact your Member Services representative at 877-925-3452, or James C. Frondorf, First Vice President of Credit Services, at 800-828-4191.

Andrew S. Howell
President and CEO